SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12

DJ ORTHOPEDICS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2002

To Our Stockholders:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of dj Orthopedics, Inc. to be held at the Company’s headquarters located at 2985 Scott Street, Vista, California on Thursday, June 13, 2002 at 10:00 a.m., Pacific Daylight Time.

     The matters to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. At the meeting, we will also report on dj Orthopedics, Inc.’s operations and respond to any questions you may have.

     Please use this opportunity to take part in the Company’s affairs by voting on the business to come before this Meeting. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, by mail or through the Internet in order to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares. A copy of our 2001 Annual Report to Stockholders is also enclosed.

     We hope to see you at the meeting.

Sincerely,

/s/ LESLIE H. CROSS Leslie H. Cross President and Chief Executive Officer

DJ ORTHOPEDICS, INC.

2985 Scott Street
Vista, California 92083-8339

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

on
June 13, 2002

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the “Annual Meeting”) of dj Orthopedics, Inc. (the “Company”) will be held at the Company’s headquarters located at 2985 Scott Street, Vista, California, on Thursday, June 13, 2002 at 10:00 a.m., Pacific Daylight Time.

     At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1.	The election of two Class I directors to serve for a term expiring at the Annual Meeting of Stockholders to be held in 2005.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     Only stockholders of record at the close of business on April 22, 2002 will be entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Financial and other information concerning the Company is contained in the Annual Report to Stockholders for the fiscal year ended December 31, 2001.

By Order of the Board of Directors,

/s/ CYRIL TALBOT III Cyril Talbot III Senior Vice President-Finance, Chief Financial Officer and Secretary

Vista, California
April 30, 2002

YOUR VOTE IS IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, BY MAIL OR THROUGH THE INTERNET AS PROMPTLY AS POSSIBLE TO ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THROUGH THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE THE PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

PROPOSAL 1 — ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE INFORMATION
COMPANY STOCK PRICE PERFORMANCE
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
EXHIBIT A

DJ ORTHOPEDICS, INC.

2985 Scott Street
Vista, California 92083-8339

PROXY STATEMENT
for the
ANNUAL MEETING OF STOCKHOLDERS

April 30, 2002

     This Proxy Statement is furnished by and on behalf of the Board of Directors of dj Orthopedics, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the 2002 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Pacific Daylight Time) on Thursday, June 13, 2002 (the “Annual Meeting”) at the Company’s headquarters at 2985 Scott Street, Vista, California and at any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders of the Company on or about April 30, 2002 to the stockholders of record as of the close of business on April 22, 2002.

     Only holders of record of the Company’s common stock at the close of business on April 22, 2002 (the “Record Date”) will be entitled to vote at the Annual Meeting. The presence at the Annual Meeting (in person or by proxy) of a majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. At the close of business on the Record Date, the Company had 17,855,566 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the Record Date. There were no outstanding shares of any other class of stock.

VOTING OF PROXIES

     All shares represented by proxies will be voted by one or more of the persons designated on the enclosed proxy card in accordance with the stockholders’ directions. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares of common stock represented by the proxy will be voted FOR the election of all nominees for director (Proposal 1 on the enclosed proxy card) and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2002 (Proposal 2 on the enclosed proxy card). A stockholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy card to the secretary of the Company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the secretary of the Company prior to the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

     Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.

     Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet using the control number and instructions indicated on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

     The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock on the Record Date is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Amended By-Laws, the election of directors (Proposal 1) requires the affirmative vote of a plurality of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting (that is, nominees receiving the greatest number of votes will be elected). Accordingly, abstentions and broker “non-votes” are not counted and have no effect for purposes of the election of directors. Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Amended By-Laws, ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2002 (Proposal 2) requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Accordingly, broker “non-votes” have no effect on the majority vote required to approve this matter, but abstentions will be equivalent to votes against the proposal. The shares of common stock have no cumulative voting rights. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Proxies and ballots will be received and tabulated by Mellon Investor Services LLC, the Company’s transfer agent and the inspector of elections for the Annual Meeting.

     The cost of soliciting proxies will be paid by the Company. Directors, officers or employees of the Company, without additional remuneration, may also solicit proxies on behalf of the Company in person or by telephone or facsimile transmission. The Company will also request brokers, nominees, fiduciaries or other custodians to forward proxy materials to the beneficial owners of shares of common stock as of the Record Date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. The Company has retained Mellon Investor Services LLC to aid in the solicitation of proxies at an estimated fee of $7,750 plus reimbursement of reasonable expenses. Your cooperation in promptly voting your shares and submitting your proxy by telephone, through the Internet or by completing and returning the enclosed proxy card will help to avoid additional expense. If you plan to attend the Annual Meeting, please check the box on the proxy card indicating your desire to attend. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the location of the Annual Meeting and for the 10 days prior to the meeting at the Company’s headquarters located at 2985 Scott Street, Vista, California 92083-8839.

PROPOSAL 1 — ELECTION OF DIRECTORS

     The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, with such classes to be as equal in number as possible. Under the Company’s Amended By-Laws, the Board of Directors shall consist of not less than three nor more than 15 directors, as determined by the Board of Directors. The Board of Directors currently consists of six directors and there are no vacancies on the Board. Upon the expiration of the term of a class of directors, nominees for such class are elected to serve a three-year term ending on the date of the Company’s third annual meeting of stockholders following the annual meeting at which such director was elected. The current terms of the Class I directors, Mr. Kirby L. Cramer and Mr. Leslie H. Cross, expire at the Annual Meeting. The Board of Directors has nominated Messrs. Cramer and Cross for re-election to the Board of Directors at the Annual Meeting, to serve until the Annual Meeting of Stockholders to be held in 2005 or until their successors have been elected and duly qualified or until the earlier of their death, resignation or removal. The terms of the Class II and Class III directors expire at the Annual Meetings of Stockholders to be held in 2003 and 2004, respectively.

     The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RE-ELECTION OF
MESSRS. CRAMER AND CROSS TO THE BOARD OF DIRECTORS WHICH IS DESIGNATED AS
PROPOSAL 1 OF THE ENCLOSED PROXY CARD.

     Set forth below is certain information furnished to the Company by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships between any directors or executive officers of the Company.

Nominees for Re-election to the Board of Directors for a Three-Year Term to Expire at the 2005 Annual Meeting of Stockholders (Class I):

     Kirby L. Cramer, 65, has been a director of dj Orthopedics, Inc. since November 2001. He was a Manager of DonJoy, L.L.C., the predecessor of the Company, from December 1999 until November 2001. Mr. Cramer is a professional corporate director, having served as Chairman of five companies. He is Chairman Emeritus of Hazleton Laboratories Corporation (HLC), the world’s largest contract biological and chemical research laboratory. The company was sold to Corning, Inc. in 1987 and is now Covance, Inc. He is also Chairman of the Board of The Harris Trust Company and Chairman of SonoSite, Inc., a medical device company, and a director of Corus Pharma, a pharmaceutical company, Landec Corporation, a material sciences company, Array BioPharma, a chemistry discovery company, and Immunex, a biopharmaceutical company. Mr. Cramer served as Chairman of Kirschner Medical Corporation during its inception as a publicly traded company, and then as Chairman of the Executive Committee. Additionally, he is a Trustee Emeritus and Past President of Virginia’s Colgate Darden Graduate School of Business Administration, former Chairman of the Major Gifts Committee of the University of Washington Foundation, and has served as Chairman of the Advisory Board of the School of Business Administration of the University of Washington. In 1997, Mr. Cramer received the University of Washington’s Business School’s Alumni Service Award. Mr. Cramer is a graduate of Harvard Business School’s Advanced Management Program, received his M.B.A. degree from the University of Washington and obtained his B.A. degree from Northwestern University. He is a Chartered Financial Analyst and, in 1988, he received an honorary Doctor of Laws degree from James Madison University.

     Leslie H. Cross, 51, has been the Chief Executive Officer, President and a director of dj Orthopedics, Inc. since its incorporation in August 2001. He served as the Chief Executive Officer and a Manager of DonJoy, L.L.C., the predecessor of the Company, from June 1999 until November 2001, and has served as President of dj Orthopedics, LLC, the Company’s wholly-owned operating subsidiary, or its predecessor, the Bracing & Support Systems division of Smith & Nephew, Inc. (the “BASS Division”) since June 1995. From 1990 to 1994, Mr. Cross held the position of Senior Vice President of Marketing and Business Development of the BASS Division. He was a Managing Director of two different divisions of Smith & Nephew, Inc. from 1982 to 1990. Prior to that time, he worked at American Hospital Supply Corporation. Mr. Cross earned a diploma in Medical Technology from Sydney Technical College in Sydney, Australia and studied Business at the University of Cape Town in Cape Town, South Africa. He serves as a director of Sonus Corporation.

Members of the Board of Directors Continuing in Office (Class II);
Terms expire at the 2003 Annual Meeting of Stockholders

     Charles T. Orsatti, 58, has been Chairman of the Board of Directors of dj Orthopedics, Inc. since its incorporation in August 2001. He was a Manager of DonJoy, L.L.C. , the predecessor of the Company, from June 1999 to November 2001. Since 1998, he has been the Managing Member of J.P. Morgan Fairfield Partners, LLC, a private equity firm with holdings exclusively in the Company. He is also the Managing Partner of Fairfield Capital Partners, Inc., a private equity fund with investments in securities, commercial real estate and business equity investments. From 1995 to 1998, Mr. Orsatti was a senior consultant to Chase Capital Partners (CCP), a predecessor of J.P. Morgan Partners, LLC. He had previously served as an advisor and business consultant to CCP since 1987. Until 1995, Mr. Orsatti was the Chairman and Chief Executive Officer of Fairfield Medical Products Corporation, a worldwide manufacturer of critical care products sold to hospitals and alternative care facilities. He previously held executive positions with British Oxygen Corporation, Johnson & Johnson, Coloplast, A/S Denmark and Air Products and Chemicals, Inc. Mr. Orsatti earned a B.S. (Management and Marketing) from Pennsylvania State University. He also serves as a Vice-Chairman of Vitagen, Inc.

     Damion E. Wicker, M.D., 40, has been a director of dj Orthopedics, Inc. since November 2001. He was a Manager of DonJoy, L.L.C., the predecessor of the Company, from June 1999 until August 2001, and October 2001 until November 2001. He is currently a General Partner with J.P. Morgan Partners, LLC (formerly CCP). J.P. Morgan Partners, LLC is the private equity organization within J.P. Morgan Chase & Co. Dr. Wicker received a B.S. with honors from M.I.T. in 1983, an M.D. from Johns Hopkins in 1987 and holds an M.B.A. from the Wharton School of the University of Pennsylvania. Prior to joining CCP in 1993, Dr. Wicker was President of Adams Scientific and held positions with MBW Venture Partners and Alexon, Inc. Dr. Wicker was also a Commonwealth Fund Medical Fellow for the National Institute of Health. He is currently a member of the NVCA Life Science Group Board and the Board of Trustees of the New York Academy of Medicine. Dr. Wicker currently is also a director of Genomic Solutions, MediChem Life Sciences, Neuron Therapeutics, Optiscan, Transurgical, Vitagen and V.I. Technologies.

Members of the Board of Directors Continuing in Office (Class III);
Terms expire at the 2004 Annual Meeting of Stockholders

     Jack R. Blair, 59, has been a director of dj Orthopedics, Inc. since February 2002. From 1980 until his retirement in 1998, Mr. Blair served in various capacities with Smith & Nephew, Inc. and Richards Medical Company, which was acquired by Smith & Nephew, Inc. in 1986, most recently as group president of its North and South America and Japan operations from 1986 to 1998. From 1982 to 1986, he held the position of president of Richards Medical Company. Prior to that, he was president of Richards’ International Division. Before joining Richards Medical Company, Mr. Blair served as vice president of planning, business development and marketing for the American Hospital Supply Corporation’s International Division. He currently serves on the board of NuVasive Inc., a San Diego-based spinal endoscopy firm. He holds a M.B.A. (Finance) from the University of California, Los Angeles and a B.A. (Political Science) from Miami University in Oxford, Ohio.

     Mitchell J. Blutt, M.D., 45, has been a director of dj Orthopedics, Inc. since its incorporation in August 2001. He was a Manager of DonJoy, L.L.C., the predecessor of the Company, from June 1999 to November 2001. He has been an Executive Partner of J.P. Morgan Partners, LLC, or its predecessor, CCP, since 1992. J.P. Morgan Partners, LLC is the private equity organization within J.P. Morgan Chase & Co. Dr. Blutt was a General Partner of CCP from 1988 to 1992. Dr. Blutt earned his B.A. and M.D. from the University of Pennsylvania and received his M.B.A. at the Wharton School of the University of Pennsylvania from the Clinical Scholars Fellowship sponsored by the Robert Wood Johnson Foundation. He completed his medical residency at the New York Hospital/Cornell Medical School. He serves as a director of Hanger Orthopedic Group, Fisher Scientific Corp., La Petite Academy Corp., Ryko Corp. and Apothogen, Inc and on the Advisory Board of the Cornell Center for Complementary and Integrative Medicine. Dr. Blutt is also on the Board of the National Venture Capital Association. He is an Adjunct Professor of Medicine at Weill Medical College and Graduate School of Medical Sciences of Cornell University. He also serves on the Board of the Michael J. Fox Foundation for Parkinson’s Research. Dr. Blutt is a member of the Board of Trustees of the University of Pennsylvania and is also a member of the Board of Overseers of the University of Pennsylvania’s School of Arts and Sciences and is the Vice Chair of the University Committee for Undergraduate Financial Aid and is a member of the Executive Committee and Board of Penn Medicine.

Committees of the Board of Directors and Meetings

     Board of Directors. During 2001, the Board (and the Board of Managers of DonJoy, L.L.C., the predecessor of the Company) met 7 times and acted by written consent 6 times. In addition, management conferred frequently with directors on an informal basis to discuss Company affairs. During 2001, each director attended at least 75% percent of the aggregate of all Board meetings and meetings of Committees on which they served. Standing committees of the Board include the Executive Committee, the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

     Executive Committee. Messrs. Blutt, Cross, Wicker and Orsatti are the current members of the Executive Committee. During 2001, the Executive Committee met 3 times. The Executive Committee may exercise all the powers of the Board of Directors in the management of the Company’s business and affairs except for those powers expressly reserved to the Board under Delaware law.

     Compensation Committee. Messrs. Cramer, Orsatti and Wicker are the current members of the Compensation Committee. During 2001, the Compensation Committee met 2 times and acted by written consent once. The Compensation Committee recommends compensation for the Company’s executive officers and employees of the Company, grants (or delegates authority to grant) options and stock awards under the Company’s option plans.

     Audit Committee. Messrs. Cramer, Orsatti and Wicker were the members of the Audit Committee for fiscal year 2001. In February 2002, Mr. Orsatti was replaced by Mr. Blair. The current members are considered “independent directors” as that term is defined by the rules of the New York Stock Exchange. The Audit Committee met 2 times during 2001. The Audit Committee provides assistance to the board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee also oversees the audit efforts of the Company’s independent accountants and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management.

     The Audit Committee adopted a written charter in November 2001. A copy of this charter is attached to this proxy statement as Exhibit A.

Compensation of Board of Directors

     The members of the Board of Directors affiliated with J.P. Morgan DJ Partners, LLC (“JPMDJ Partners”), the principal stockholder of the Company, do not receive compensation for their service on the Board of Directors but are reimbursed for their out-of-pocket expenses. Directors who are neither officers nor affiliated with JPMDJ Partners receive compensation for services on the Company’s Board of Directors of $12,000 per year plus out-of-pocket expenses.

     The Company has adopted the dj Orthopedics, Inc. 2001 Non-Employee Directors’ Stock Option Plan. Each of the directors who is not an employee of the Company or the employee of any of the Company’s subsidiaries and who was not initially elected to the Board of Directors, and was not an employee of the Company or the employee of any of the Company’s subsidiaries, within the previous 12 months will, immediately following each annual stockholders meeting, commencing with the annual meeting in 2003, automatically receive an annual grant of options to purchase 15,000 shares of the Company’s common stock at an exercise price equal to 100% of the fair market value of the Company’s common stock at the date of grant of the option. Except as discussed below, each non-employee director, upon initially joining the Company’s Board of Directors, will also receive under the plan an initial grant of options to purchase 15,000 shares of the Company’s common stock at an exercise price equal to 100% of the fair market value of the common stock as of such date. Neither Dr. Wicker nor Mr. Cramer received an initial grant upon their joining the Board of Directors of dj Orthopedics, Inc. Any new non-employee director appointed to the Board of Directors of dj Orthopedics, Inc. within 12 months of the effective date of the Company’s initial public offering in November 2001 will receive an initial grant of options to purchase 30,000 shares of the Company’s common stock. Mr. Blair received this initial grant upon joining the Board in February 2002. A total of 1,500,000 shares of the Company’s common stock have been reserved for issuance under the plan. Options granted under the plan will vest ratably over a three-year period, commencing on the first anniversary of the date of grant. The unexercised portion of any option granted under the plan will terminate on the first to occur of: the ten-year anniversary of the date of grant; the three-month anniversary of the option holder’s termination by reason other than death, disability or for cause; the twelve-month anniversary of the option holder’s termination by reason of death or disability; or the date of termination if such termination is for cause.

     The plan also provides that non-employee directors may elect at their discretion to receive up to 100% of the annual cash retainer fee in the form of options granted under the Plan. The number of options received in lieu of the annual retainer fee, or the method of computing the number, and the terms and conditions of these options shall be determined by the Compensation Committee.

     The plan is administered by the Company’s Board of Directors, or the Compensation Committee of the Company’s Board of Directors and became effective on November 20, 2001. The plan may be amended by the Company’s stockholders. The plan may also be amended by the Company’s Board of Directors, except that no action may adversely affect any outstanding options without the consent of the option holders affected.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the ownership of the common stock of the Company by (i) those persons known by management of the Company to own beneficially more than 5% of the Company’s outstanding common stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table set forth in the “Executive Compensation” section of this Proxy Statement, and (iv) all current directors and executive officers of the Company as a group. Such information is provided as of April 15, 2002. The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing that person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

	Shares Beneficially
	Owned

Name	Number	Percentage

J.P. Morgan DJ Partners, LLC(1)	8,167,512	45.74%
J.P. Morgan Partners (23A SBIC), LLC(1)(2)	8,381,652	46.94%
Charles T. Orsatti(3)	8,167,512	45.74%
Leslie H. Cross(4)(5)	315,288	1.75%
Cyril Talbot III(4)(6)	88,280	0.49%
Michael R. McBrayer(4)(6)	88,280	0.49%
Kenneth D. Rolfes(4)(8)	33,605	0.19%
Paul K. Nichols(4)(7)	29,827	0.17%
Mitchell J. Blutt, M.D.(9)	8,381,652	46.94%
Damion E. Wicker, M.D.(9)	8,381,652	46.94%
Kirby L. Cramer(10)	43,248	0.24%
Jack R. Blair(11)	1,000	0.01%
MMI Investments II-A, L.P.(12)	900,000	5.04%
Solomon Smith Barney Holdings Inc.(13)	1,204,879	6.75%
The Goldman Sachs Group, Inc.(14)	1,558,055	8.73%
All directors and executive officers as a group (10 persons)(15)	8,981,180	50.30%

(1)	The address of J.P. Morgan DJ Partners, LLC (“JPMDJ Partners”) and J.P. Morgan Partners (23A SBIC), LLC (“JPMP (23 SBIC)”) is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020. JPMDJ Partners was formed by JPMP (23A SBIC) and J.P. Morgan Fairfield Partners, LLC (“JPM Fairfield Partners”). JPMP (23A SBIC) owns approximately 86.9%, Wachovia Capital Partners owns approximately 9.6%, the affiliates of Trust Company of the West own approximately 3.1% and JPM Fairfield Partners owns approximately 0.4% of the membership interests in JPMDJ Partners. JPM Fairfield Partners, which is controlled by Mr. Orsatti, is the managing member of JPMDJ Partners except that under the circumstances described below, JPMP (23A SBIC) will become the managing member of JPMDJ Partners. JPMP (23A SBIC) is a licensed small business investment company (SBIC) and as such is subject to restrictions imposed upon SBICs by the regulations established and enforced by the Small Business Administration. Among these restrictions are certain limitations on the extent to which an SBIC may exercise control over companies in which it invests. As a result of these restrictions, JPMP (23A SBIC) will only become the managing member of JPMDJ Partners if specified events described in the constituent documents of JPMDJ Partners occur. These events are the breach of any representations made by JPM Fairfield Partners in the JPMDJ Partners limited liability company agreement; the default by JPM Fairfield Partners in the performance of any of its obligations under the JPMDJ Partners limited liability company agreement; JPMP (23A SBIC) believes circumstances exist that require it to take control of JPMDJ Partners; and JPMP (23A SBIC) determines both that it is permitted under appropriate law to take control of JPMDJ Partners and that it is in its interest and the interest of the other members of JPMDJ Partners to do so.

(2)	Includes 214,140 shares owned by JPMP (23A SBIC) and the 8,167,512 shares owned by JPMDJ Partners of which JPMP (23A SBIC) may be deemed the beneficial owner given its status as a member of JPMDJ Partners owning approximately 87% of JPMDJ Partners’ membership interests. The managing member of JPMP (23A SBIC) is J.P. Morgan Partners (23A Manager), Inc., (“JPMP (23A Manager)”), a wholly owned subsidiary of J.P. Morgan Chase Bank (“JPM Chase Bank”), a wholly-owned subsidiary of JP Morgan Chase & Co. (“JPM Chase”), a publicly traded company. Each of JPMP 23A Manager, JPM Chase Bank and JPM Chase may be deemed beneficial owners of the shares held by JPMP (23A SBIC), however, each disclaim beneficial ownership except to the extent of its pecuniary interest.

(3)	Reflects the shares owned by JPMDJ Partners given his status as the person controlling JPM Fairfield Partners, which is the managing member of JPMDJ Partners. As the managing member of JPMDJ Partners, JPM Fairfield Partners may also be deemed to be the beneficial owner of these shares. Mr. Orsatti and JPM Fairfield Partners disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interest. The address of Mr. Orsatti is c/o J.P. Morgan Fairfield Partners, LLC, 600 Cleveland Street, Suite 1100, Clearwater, Florida 33755.

(4)	The address of Messrs. Cross, Talbot, McBrayer, Rolfes and Nichols is c/o 2985 Scott Street, Vista, California 92083.

(5)	Includes (i) 180,268 shares held by a family trust, the Leslie H. Cross & Deborah L. Cross Family Trust, of which Mr. Cross is a trustee, and (ii) 135,020 shares issuable upon exercise of currently exercisable options and options which vest within 60 days of the date of the table.

(6)	Includes (i) 43,269 shares, and (ii) 45,011 shares issuable upon exercise of currently exercisable options and options which vest within 60 days of the date of the table..

(7)	Represents 29,827 shares issuable upon exercise of currently exercisable options and options which vest within 60 days of the date of the table.

(8)	Represents 33,605 shares issuable upon exercise of currently exercisable options and options which vest within 60 days of the date of the table.

(9)	Reflects the shares owned by JPMDJ Partners and JPMP (23A SBIC) due to his status as an executive officer of J.P. Morgan Partners (23A SBIC Manager), Inc. (“JPMP (23A SBIC Manager)”), the managing member of JPMP (23A SBIC), a wholly owned subsidiary of JPM Chase Bank, a wholly owned subsidiary of JPM Chase. Each of JPMP (23A SBIC Manager), JPM Chase Bank and JPM Chase may also be considered the beneficial owner of these shares. Such person and each of JPMP (23A SBIC Manager), JPM Chase Bank and JPM Chase & Co. disclaim beneficial ownership except to the extent of his or its pecuniary interest. JPMP (23A SBIC Manager) may also be considered the beneficial owner of these shares. Such person and JPMP (23A SBIC Manager) disclaims beneficial ownership of these shares except to the extent of his or its pecuniary interest. The address of Messrs. Blutt and Wicker and JPMP (23A SBIC Manager) is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(10)	Represents 43,248 shares issuable upon exercise of currently exercisable options and rights to purchase common stock and options which vest within 60 days of the date of the table. The address of Mr. Cramer is c/o 2985 Scott Street, Vista, California 92083.

(11)	The address of Mr. Blair is c/o 2985 Scott Street, Vista, California 92083.

(12)	Based on information provided in a Schedule 13D filed on April 8, 2002 by MMI Investments II-A, L.P. (“MMI Investments”) and MCM Management, LLC (“MCM”), the general partner of MMI Investments. The Schedule 13D states that as of March 28, 2002, MMI Investments had sole voting and dispositive power with respect to all of such shares but that by virtue of being the general partner of MMI Investments, MCM may be deemed to be the beneficial owner of such shares and to have shared voting and dispositive power.

(13)	Based on information provided in a Schedule 13G filed on February 14, 2002 by Citigroup Inc. (“Citigroup”) and Solomon Smith Barney Holdings Inc. (“SSB Holdings”), a wholly-owned subsidiary of Citigroup. As of December 31, 2001, Citigroup and SSB Holdings had shared voting and dispositive power with respect to all of such shares.

(14)	Based on information provided in a Schedule 13G filed on February 14, 2002 by The Goldman Sachs Group, Inc. (“GS Group”) and Goldman, Sachs & Co. (“Goldman Sachs”), a wholly-owned subsidiary of GS Group. As of December 31, 2001, GS Group and Goldman Sachs shared voting and dispositive power with respect to all of such shares. GS Group and Goldman Sachs each disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general power, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS Group, Goldman Sachs or their affiliates.

(15)	Includes 331,722 shares issuable upon exercise of currently exercisable options and common stock purchase rights and options which vest within 60 days of the date of the table.

EXECUTIVE OFFICERS

     The following table sets forth the name, ages and positions of the Company’s executive officers as of April 22, 2002:

Name	Age	Position

Leslie H. Cross	51	President, Chief Executive Officer and Director
Cyril Talbot III	46	Senior Vice President — Finance, Chief Financial Officer and Secretary
Michael R. McBrayer	43	Senior Vice President — Professional Relations and Business Development
Kenneth D. Rolfes	54	Senior Vice President — Global Operations and Customer Care
Paul K. Nichols	47	Senior Vice President — Global Sales and Marketing

     Leslie H. Cross has been the Chief Executive Officer and President and a director of dj Orthopedics, Inc. since its incorporation in August 2001. He served as the Chief Executive Officer and a Manager of DonJoy, L.L.C., the predecessor of the Company, from June 1999 until November 2001, and has served as President of dj Orthopedics, LLC, the Company’s wholly-owned operating subsidiary, or its predecessor, the Bracing & Support Systems division of Smith & Nephew, Inc. (the “BASS Division”) since June 1995. From 1990 to 1994, Mr. Cross held the position of Senior Vice President of Marketing and Business Development of the BASS Division. He was a Managing Director of two different divisions of Smith & Nephew, Inc. from 1982 to 1990. Prior to that time, he worked at American Hospital Supply Corporation. Mr. Cross earned a diploma in Medical Technology from Sydney Technical College in Sydney, Australia and studied Business at the University of Cape Town in Cape Town, South Africa. He serves as a director of Sonus Corporation.

     Cyril Talbot III has been Senior Vice President — Finance, Chief Financial Officer and Secretary of dj Orthopedics, Inc. since its incorporation in August 2001. He served as Senior Vice President — Finance, Chief Financial Officer and Secretary of DonJoy, L.L.C., the predecessor of the Company, from June 1999 to November 2001 and has served as Senior Vice President-Finance, Chief Financial Officer and Secretary of dj Orthopedics, LLC or its predecessor since 1994 and 1999, respectively. He joined dj Ortho in 1991 as Director of Finance. From 1981 to 1991, he held several management positions at American Hospital Supply Corporation and McGaw, Inc. Prior to that time, he was an Audit Manager and a Certified Public Accountant at Miller, Cooper & Co. Ltd. Mr. Talbot earned his B.S. (Accounting/Finance) at Miami University in Oxford, Ohio.

     Michael R. McBrayer became Senior Vice President — Professional Relations and Business Development of dj Orthopedics, LLC in 2001. He has held several other managerial positions with dj Orthopedics, LLC, including Senior Vice President — Sales, since joining dj Orthopedics, LLC or its predecessor in 1987 as a national sales manager for the retail product line. Mr. McBrayer received his B.S. (Marketing and Management) at Northern Arizona University in Flagstaff, Arizona.

     Kenneth D. Rolfes joined dj Orthopedics, LLC as Senior Vice President — Global Operations and Customer Care in 2000. Prior to joining dj Orthopedics, LLC, he was corporate officer and vice president of operations of Graphic Controls, a company providing hospitals with cardiovascular, obstetric, and operating room supplies. Mr. Rolfes holds a Bachelor of Science in Industrial Engineering from the University of Dayton in Dayton, Ohio and a Master of Business Administration in Finance from Drexel University in Philadelphia, Pennsylvania.

     Paul K. Nichols joined dj Orthopedics, LLC as Senior Vice President — Global Sales and Marketing in 2001 upon the Company’s acquisition of Alaron Technologies LLC. Prior to joining dj Orthopedics, LLC, Mr. Nichols served as President and Co-Founder of Alaron Technologies since 2000. Prior to founding Avanta Orthopedics, L.L.C., a leading upper extremity surgical products company, in 1995, Mr. Nichols held several senior management positions at IVAC Corporation, then a subsidiary of Eli Lilly, and Sutter Corporation, then a subsidiary of HCA Healthcare. Mr. Nichols holds a Bachelor of Arts in Mathematics from the University of California at San Diego.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded, earned or paid for services rendered in all capacities for the Company’s chief executive officer and each of the Company’s four other most highly compensated executive officers for the fiscal year ended December 31, 2001 and such persons’ compensation during the two preceding years.

Summary Compensation Table

				Long-Term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options(4)	Compensation(1)

Leslie H. Cross	2001	$289,502	$—	$—	$3,703
President and Chief Executive Officer	2000	279,413	111,601	—	4,930
	1999	234,487	126,089	289,329	253,927
Cyril Talbot III	2001	190,539	—	—	3,907
Senior Vice President— Finance, Chief	2000	177,132	56,155	—	4,781
Financial Officer and Secretary	1999	151,088	56,850	96,443	163,576
Kenneth D. Rolfes(2)	2001	206,001	—	—	4,205
Senior Vice President— Global Operations and Customer Care	2000	197,588	62,400	72,008	65,557
Michael R. McBrayer	2001	177,233	—	—	2,729
Senior Vice President— Professional Relations and	2000	171,757	55,017	—	2,461
Business Development	1999	154,800	58,261	96,443	167,326
Paul K. Nichols(3)	2001	116,666	—	66,602	2,144
Senior Vice President— Global Sales and Marketing	2000	—	—	5,406	—

(1)	Includes auto allowances, club dues, contributions to dj Orthopedics, LLC’s 401(k) Plan and dj Orthopedics, LLC’s Group Term Life Plan, relocation expenses in the amount of $61,230 in the case of Mr. Rolfes in 2000 and retention bonuses paid to Messrs. Cross, Talbot and McBrayer in 1999 upon consummation of DonJoy, L.L.C.’s, the predecessor of the Company, recapitalization in 1999. The recapitalization constituted a change of control or division divestiture, as defined in the retention agreements of these employees. Consequently, each of these members of management of dj Orthopedics, LLC who remained in his position through the consummation of the recapitalization received a special retention bonus. The special retention bonus was paid by Smith & Nephew, Inc., the Company’s former parent, as follows: Leslie H. Cross, $235,900, Cyril Talbot III, $151,945 and Michael R. McBrayer, $155,715.

(2)	Mr. Rolfes joined dj Orthopedics, LLC in January 2000.

(3)	Mr. Nichols joined dj Orthopedics, LLC in June 2001.

(4)	Reflects options granted under the Company’s Fifth Amended and Restated 1999 Stock Option Plan. The options granted to Mr. Nichols in 2000 reflect stock options received before he joined the Company.

Stock Option Grants in Fiscal 2001

     The following table sets forth information regarding options to purchase shares of the Company’s common stock granted to the officers named in the Summary Compensation Table during fiscal year 2001. The Company has no outstanding stock appreciation rights.

Individual Grants(1)
Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates
	securities	total	Exercise		of Stock Price Appreciation
	underlying	options	price at		for Option Term(2)
	options	granted in	the time	Expiration
Name	granted (#)	2001	of grant	date	5%	10%

(in thousands)
Leslie H. Cross (CEO)	—	—	—	—	—	—
Cyril Talbot III	—	—	—	—	—	—
Kenneth D. Rolfes	—	—	—	—	—	—
Michael R. McBrayer	—	—	—	—	—	—
Paul K. Nichols	66,602	13.8%	$13.60	6/1/2016	$1,003	$2,794

(1)	Includes 26,597 Tier I options, 17,764 Tier II options and 22,197 Tier III options granted under the Company’s Fifth Amended and Restated 1999 Stock Option Plan. One fourth of the Tier I options become exercisable on the first anniversary of the grant, with another one fourth becoming exercisable on each of the second, third and fourth anniversaries. The Tier II options and Tier III options are event-vesting options which vest and become exercisable upon the earlier of (i) the occurrence of a liquidity event or a material transaction, each as defined in the plan, and then only to the extent that JPMDJ Partners has realized specified internal rates of return on the Company’s common stock since June 30, 1999, the date of the recapitalization of DonJoy, L.L.C., the predecessor of the Company, and (ii) the eighth anniversary of the grant date. The Tier II but not the Tier III options vested upon consummation of the Company’s initial public offering in November 2001. Vested options may be exercised at any time prior to the fifteenth anniversary of the grant, unless the grantees option is sooner terminated, in which case the unexercisable options are forfeited and the grantee shall have a specified period in which to exercise any option which had previously become exercisable.

(2)	The potential realizable value listed in the table represents hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% or 10% compounded annually from the date the respective options were granted to their expiration date, based upon the Company’s closing price on the New York Stock Exchange on December 31, 2001 of $13.30. The assumed 5% and 10% rates of appreciation are provided in accordance with rules of the SEC and do not represent the Company’s estimate or projection of the Company’s future stock value. Actual gains, if any, on option exercises will depend on the future performance of the Company’s common stock and overall market conditions. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

Aggregated Fiscal Year-End Option Values

     The following table sets forth information concerning options held by each of the officers named in the summary Compensation Table at December 31, 2001. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2001. Also reported are values of “in-the money” options that represent the positive spread between the respective exercise prices of outstanding stock options and $13.30, which was the closing sales price of dj Orthopedics, Inc.’s common stock on the New York Stock Exchange on December 31, 2001. No options were exercised by these persons in 2001.

Number of
	common shares underlying	Value of unexercised
	unexercised options	in-the-money options at
	at December 31, 2001	December 31, 2001
Name	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

(in thousands)
Leslie H. Cross (CEO)	135,020/154,309	$547/$625
Michael R. McBrayer	45,011/51,433	$182/$208
Cyril Talbot III	45,011/51,433	$182/$208
Kenneth D. Rolfes	33,605/38,404	$136/$156
Paul K. Nichols	29,827/42,156	$22/(2)

(1)	Represents the difference between the closing price of the Company’s common stock on the New York Stock Exchange on December 31, 2001 of $13.30 per share and the exercise price of the option, but not less than zero. Unexercised options include event-vesting Tier III options granted under the Company’s Fifth Amended and Restated 1999 Stock Option Plan.

(2)	Options are considered out-of-the-money.

Employment Agreements

     The Company has entered into employment agreements with Leslie H. Cross, Cyril Talbot III, Michael R. McBrayer and Paul K. Nichols. The employment agreements terminate on June 30, 2002 (June 30, 2003 in the case of Mr. Nichols), but are renewable annually by mutual agreement thereafter. Pursuant to their respective employment agreements, Mr. Cross serves as President and Chief Executive Officer at an annual salary of $317,000, as adjusted by the Board of Directors, Mr. Talbot serves as Senior Vice President — Finance, Chief Financial Officer and Secretary at an annual salary of $200,000, as adjusted by the Board of Directors, Mr. McBrayer serves as Senior Vice President — Professional Relations and Business Development at an annual salary of $183,000, as adjusted by the Board of Directors, and Mr. Nichols serves as Senior Vice President — Global Sales and Marketing at an annual salary of $205,000, as adjusted by the Board of Directors. These base salaries are subject to annual review and adjustment by the Board of Directors of dj Orthopedics, Inc. In addition, each executive is entitled to such annual bonuses as may be determined by the Board of Directors of dj Orthopedics, Inc., four weeks paid vacation per year (three weeks in the case of Messrs. Nichols and Talbot) and a car allowance (except in the case of Mr. Nichols). Each executive may be terminated at any time during the term of the applicable employment agreement with or without cause, as defined in the applicable employment agreement. In the event of an executive’s termination without cause, the executive will be entitled to receive his base salary from the date of termination until the first anniversary of the date of termination (the second anniversary in the case of Mr. Cross). Pursuant to the applicable employment agreement, each executive has agreed that until the fourth anniversary of the date of termination or expiration of his employment with the Company, he will not:

•	induce or attempt to induce any employee of the Company or any affiliate of the Company to leave the employ of the Company or any such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee thereof,

•	hire any person who was an employee of the Company until six months after such person’s employment with the Company or any affiliate thereof was terminated, or

•	induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such affiliate.

     Each employment agreement also contains customary non-disclosure provisions. In addition, each executive has agreed that any inventions or other developments relating to the Company or its products or services conceived, developed or made by the executive while employed by the Company belong to the Company.

REPORT ON EXECUTIVE COMPENSATION

     The following “Report on Executive Compensation” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee of the Board of Directors is responsible for administering the compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the other executive officers of the Company and for the general review of the Company’s employee compensation policy.

General Compensation Policies

     The Company competes in an aggressive and dynamic industry and, as a result, hiring and retaining quality employees are key factors to our success. The Compensation Committee believes that the compensation packages for executive officers should be designed to (1) attract and retain individuals of superior ability and managerial talent, (2) motivate executive officers to increase the Company’s performance for the benefit of shareholders, and (3) reward executive officers for exceptional individual contributions to the achievement of the Company’s business objectives. To these ends, the Company’s executive compensation package consists of salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards.

Compensation Components

Cash Compensation

     Base Salary. In general, the level of base salary is intended to provide appropriate basic pay to executive officers of the Company taking into account their historical contribution to the Company’s success, each person’s unique value and the recommendation of the Chief Executive Officer. The Committee reviews the performance of the Chief Executive Officer and establishes his base salary. The level of base salary, including the base salary of the Chief Executive Officer, is determined by assessing each executive’s annual performance, taking into account whatever measures of performance the Committee determines in its sole discretion to be appropriate under the circumstances and assigning such weight to any such factors as the Committee determines to be appropriate, and competitive pay levels while taking into consideration the overall salary budget for the Company. Base salaries for Messrs. Cross, Talbot, Rolfes and McBrayer were increased in 2001 based on the factors described above. Mr. Nichols’ 2001 base salary was in accordance with the salary arrangements established at the time he commenced employment with the Company in June 2001.

     Annual Bonus. Each executive is assigned a target bonus in the first half of each fiscal year which is expressed as a percentage of up to 100% of the executive’s base salary. Target bonuses vary in relation to each executive’s responsibilities and in setting target bonus levels the Committee takes into account whatever factors and considerations the Committee determines in its sole discretion to be appropriate under the circumstances. Cash bonuses are earned based on (1) the performance of the Company as a whole, based on the achievement of specific financial and operating objectives which in 2001 were targeted results for operating income and EBITDA, and (2) the achievement of individual objectives, as well as the Committee’s subjective assessment of the executives’ individual performances. All of the Company’s executive officers are participants in the bonus program. No annual bonuses were earned in 2001.

Long-Term, Equity-Based Incentive Awards

     The goal of the Company’s long-term, equity-based incentive awards is to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of a shareholder with an equity stake in the business. Stock options granted at 100% of the stock’s fair market value on the grant date are a particularly strong incentive because they provide an incentive for executives to increase the Company’s stock price above the exercise price and, therefore, the return to the Company’s stockholders. In addition, employees must remain employed by the Company for a fixed period of time in order for the options to vest fully. For stock options granted prior to the Company’s November 2001 initial public offering under the Company’s Amended and Restated 1999 Option Plan, vesting occurs under either of the two following methods: (1) as time-vesting options (ratably at specified annual intervals from the date of grant) with some time-vesting stock options also being subject to the achievement of sale targets, or (2) as Tier II or III event-vesting options which vest and become exercisable at the earlier of (a) December 31, 2007 or (b) upon the occurrence of certain events and then only to the extent JPMDJ Partners has realized specified internal rates of return on the Company’s common equity securities since June 30, 1999, the closing date of the recapitalization of DonJoy L.L.C., the predecessor of the Company. In connection with the Company’ initial public offering, all the Tier II options (but none of the Tier III options) vested in accordance with their terms. In 2001, stock options were granted under the Amended and Restated 1999 Option Plan to one of the Company’s executive officers at the time he commenced employment with the Company. All future long-term, equity based incentives will be granted under the Company’s 2001 Omnibus Plan which provides for awards in the form of stock options, stock appreciation rights, performance awards, restricted stock, restricted stock units, stock bonuses, stock unit awards and cash bonuses. Executive officers of the Company may also participate at their sole discretion in the Company’s 2001 Employee Stock Purchase Plan.

     The size of the equity based awards to each executive officer is designed to create a meaningful opportunity for stock ownership. In granting equity based awards, the Committee takes into account such factors as it determines to be appropriate under the circumstances, including without limitation the officer’s current position with the Company, internal comparability with awards made to other Company executives and in similarly situated companies, the officer’s current level of performance, the officer’s long-term value to the Company and the extent of the executive’s equity ownership in the Company. The Compensation Committee also takes into account the number of vested and unvested options held by the officer in order to maintain an appropriate level of equity incentive for that individual.

     All of the stock options granted in the year ended December 31, 2001 were approved by the full Board of Directors based on recommendations of the Compensation Committee.

Chief Executive Officer Compensation

     Leslie H. Cross has served as the Chief Executive Officer of the Company or its predecessors since 1995. During fiscal year 2001, Mr. Cross led the Company’s efforts in achieving key Company objectives, including: (1) completing the Company’s initial public offering; (2) implementing a new company-wide enterprise resource planning system; and (3) achieving other key corporate goals. The compensation payable to Mr. Cross was determined by the Board of Directors, upon the recommendation of the Compensation Committee. Mr. Cross’ base salary was set a level which the Compensation Committee felt would be competitive with the base salary levels in effect for chief executive officers at comparable companies within the industry. During 2001, Mr. Cross’ annual salary was $289,502. Mr. Cross was eligible to earn a bonus of up to a maximum of 50% of his base salary based on the achievement of 2001 Company financial objectives specifically related to operating income and EBITDA, and individual performance. However, since the Company did not achieve these objectives, no cash bonus was paid to Mr. Cross for 2001 performance. Mr. Cross did not receive any stock option grants in 2001.

     Mr. Cross’ base annual salary for 2002 is $317,000. Based on an understanding of relevant compensation information, the Compensation Committee believes that the cash compensation currently paid to the Company’s Chief Executive Officer is fixed at a level which is reasonable in relation to the amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at other companies of similar size and similar industries.

Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of the Company’s executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid in cash to the Company’s executive officers for 2001 did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensations to be paid in cash to the Company’s executive officers for 2002 will exceed that limit. The Company’s 2001 Omnibus Plan has been structured so that any compensation deemed in connection with the exercise of stock option grants made under that plan with an exercise price equal to fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. Other types of equity-based awards which may be granted under than plan may also be structured so as to qualify as performance based compensation. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1.0 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of the other executive officers approach the $1.0 million threshold.

     It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Respectively submitted,

Kirby L. Cramer (Chairman) Charles T. Orsatti Damion E. Wicker

Compensation Committee Interlocks and Insider Participation

     No member of the Company’s Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or compensation committee.

     Mr. Orsatti is the managing member of J.P. Morgan Fairfield Partners, LLC. J.P. Morgan Fairfield Partners receives an annual fee from the Company as more fully described under “Certain Relationships and Related Party Transactions — Transactions with Affiliates.” Mr. Wicker is an executive officer of the managing member of J.P. Morgan Partners (23A SBIC), LLC, a principal stockholder of the Company. Affiliates of J.P. Morgan Partners (23A SBIC), LLC and J.P. Morgan DJ Partners, LLC received fees from the Company, as more fully described under “Certain Relationships and Related Party Transactions — Transactions with Affiliates.”

AUDIT COMMITTEE INFORMATION

     The following “Report of Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. During fiscal year 2001, the Audit Committee consisted of Messrs. Orsatti (Chairman), Cramer and Wicker. Mr. Blair replaced Mr. Orsatti on the Audit Committee in February 2002.

REPORT OF AUDIT COMMITTEE

     The Audit Committee acts under a written charter adopted and approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Exhibit A. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with accounting standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) as currently in effect.

     In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee has also considered, in reliance on management and the independent auditors, that the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of Ernst & Young LLP as the Company’s independent auditors for 2002 and the Board of Directors concurred in such recommendation.

Respectfully submitted,

Damion Wicker (Chairman) Charles T Orsatti Kirby L. Cramer

Fees Billed to the Company by Ernst & Young LLP During The Year Ended December 31, 2001

     Ernst & Young LLP acts as the principal auditor for the Company and provides certain other services as described below.

     Audit Fees. The aggregate fees and expenses billed to the Company by the independent auditors, Ernst & Young LLP, for professional services rendered in connection with the audit of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as well as for the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal 2001 totaled approximately $0.2 million.

     Financial Information Systems Design and Implementation Fees. The were no fees or expenses billed to the Company by Ernst & Young LLP with respect to financial information systems design and implementation during fiscal 2001.

     All Other Fees. The aggregate of all other fees and expenses billed to the Company by Ernst & Young LLP during fiscal 2001 that are not described above, including legal, tax and management consulting services in connection with potential acquisitions, the Company’s registration statement in connection with its initial public offering and other consultations regarding various accounting issues, totaled approximately $0.9 million.

COMPANY STOCK PRICE PERFORMANCE

     The following graph illustrates the Company’s cumulative total return to stockholders (change in stock price plus reinvested dividends) from November 15, 2001, the date on which the common stock commenced trading on the New York Stock Exchange (“NYSE”), through December 31, 2001, relative to the performance of the NYSE Composite Index and the Standard & Poor’s Health Care Equipment & Supplies Index (“S&P Health Care Index”). The graph assumes an investment of $100 on November 15, 2001 and the reinvestment of all dividends paid since that date. The Company has never paid cash dividends on its common stock. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s common stock. The following “Performance Graph” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

	November 15, 2001	November 30, 2001	December 31, 2001

dj Orthopedics, Inc.	$100.00	$91.91	$87.21
NYSE Composite Index	$100.00	$99.91	$101.73
S&P Health Care Index	$100.00	$108.06	$113.19

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP, certified public accountants, as independent accountants to audit the accounts of the Company and its subsidiaries for the year 2002. Ernst & Young LLP has audited the accounts and records of the Company and its subsidiaries since 1998. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire. They also will be available to answer appropriate questions. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its recommendation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT AUDITORS WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     On June 11, 2001, DonJoy, L.L.C., the predecessor of the Company, obtained additional financing through the private placement of its common units. J.P. Morgan DJ Partners, LLC made a cash investment of $9.7 million for 89,186 common units, Mr. Cross invested $0.2 million for 1,727 common units and each of Mr. Talbot and Mr. McBrayer invested $45,000 for 415 common units. Part of the purchase price of the management investors’ common units was financed through full recourse promissory notes. Upon consummation of the reorganization, these common units of J.P. Morgan DJ Partners, LLC, Mr. Cross, Mr. Talbot and Mr. McBrayer were exchanged for 964,279, 18,672, 4,486 and 4,486 shares of the Company’s common stock, respectively, reflecting an effective purchase price of $10.08 per share.

Loans to Executive Officers

     We have received full recourse promissory notes from three of the Company’s senior executive officers, Leslie H. Cross, Cyril Talbot III and Michael R. McBrayer, as partial consideration for their purchase of common units of DonJoy, L.L.C., the predecessor of the Company, in June 1999, July 2000 and June 2001. In addition, in connection with their purchase of common units of DonJoy, L.L.C. from the Company’s former parent in June 2000, the Company loaned these officers a portion of the purchase price, evidenced by full recourse promissory notes. The initial principal amount of the notes issued in June 2001 by each of these executive officers in connection with their purchase of common units of DonJoy, L.L.C. was $150,610 in the case of Mr. Cross and $30,122 in the case of each of Messrs. Talbot and McBrayer. Each of the notes matures on the seventh anniversary of its issue date and bears interest at the rate of 6.62% per annum in the case of the notes issued in 1999 and 2000 and 5.25% per annum in the case of the notes issued in 2001. Each note permits the management investor to increase the principal amount due under the note by the amount of a scheduled interest payment (the PIK Option). If the management investor elects the PIK Option, the principal amount of this note is increased by the amount of the scheduled interest payment and interest accrues on the principal amount of the note as so increased. The notes issued in June 1999 were amended in June 2000 to include the PIK Option and to increase the interest rate from 5.30% per annum to 6.62% per annum. As a result of this amendment, the principal amount of each June 1999 note was increased to reflect the amount of accrued and unpaid interest from June 30, 1999 to June 28, 2000. The notes of each management investor are secured by all of the common stock of the Company owned by that management investor. At December 31, 2001, the aggregate principal amount of the notes outstanding to each of these executive officers was $1,487,473 in the case of Mr. Cross and $297,498 in the case of each of Messrs. Talbot and McBrayer. These amounts also represented the largest amounts outstanding in 2001 to each of these executive officers as a result of the PIK Option discussed above.

Transactions with Affiliates

     Upon consummation of the Company’s initial public offering, the Company made a payment of $250,000 to J.P. Morgan Fairfield Partners, an entity controlled by Charles T. Orsatti, the Chairman of the Board of Directors of the Company, for the provision of financial advisory services. The Company formalized an agreement with J.P. Morgan Fairfield Partners providing for an annual fee of $250,000 to JPM Fairfield Partners LLC, for the ongoing provision of financial advisory services. The arrangement will terminate if Mr. Orsatti ceases to be a member of the Board of Directors of dj Orthopedics, Inc. or if J.P. Morgan DJ Partners, LLC (“JPMDJ Partners”) or its members owns less than 5% of the outstanding common stock of dj Orthopedics, Inc.

     JPMorgan Chase Bank, an affiliate of JPMDJ Partners and J.P. Morgan Partners (23A SBIC), LLC (“JPMP (23A SBIC)”), two of the Company’s principal stockholders, is the agent and a lender under the Company’s bank credit facility. At December 31, 2001, the amount outstanding under this facility was $37.1 million. Based on this bank’s percentage participation in this credit facility, the Company estimates that the amount of interest and fees paid to the bank totaled $4.3 million in 2001. In addition, JPMorgan Chase Bank received its pro rata portion, totaling $18.5 million of the net proceeds from the Company’s November 2001 initial public offering used to repay borrowings under the revolving credit portion of the credit facility.

     In addition, in 2001 in connection with the reorganization of the Company, JPMP (23A SBIC) received approximately $23.6 million and 244,059 shares of common stock of the Company upon the redemption of the previously outstanding redeemable preferred units of DonJoy, L.L.C., the predecessor of the Company. Messrs. Blutt and Wicker, directors of the Company, are executive officers of the managing member of JPMP (23A SBIC).

STOCKHOLDER PROPOSALS

     Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, and intended to be presented for consideration at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company at its executive offices at 2985 Scott Street, Vista, California 92083, Attention: Office of the General Counsel, not later than December 31, 2002 in order to be considered for inclusion in the Company’s proxy materials for that meeting. However, if the date of the 2003 Annual Meeting of Stockholders is more than 30 days prior to or subsequent to June 13, 2003 then stockholder proposals must be received a reasonable time before the Company begins to print and mail is proxy material for the 2003 Annual Meeting.

     The Company’s Amended By-laws also establish an advance notice procedure with respect to stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at the Company’s next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice of the proposal must be delivered to or mailed and received at the executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. The notice must provide information as required by the Amended By-laws. A copy of these by-law requirements will be provided upon request in writing to the Corporate Secretary of the Company at its principal executive offices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the common stock of the Company, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of common stock and other equity securities of the Company (“Forms 4”). Executive officers, directors and greater than 10% stockholders of the Company are required by Securities and Exchange Commission regulations to furnish to the Company copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports furnished to the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 2001.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their judgment of the best interests of the Company.

     Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting dj Orthopedics, Inc., 2985 Scott Street, Vista, California 92083, (760) 727-1280. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by May 28, 2002.

     The Company’s Annual Report to Stockholders for the year ended December 31, 2001, along with the Company’s Annual Report on Form 10-K (both documents of which are not a part of the Company’s proxy soliciting materials) are being mailed to the Company’s stockholders with this Proxy Statement.

     Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By Order of the Board of Directors,

/s/ CYRIL TALBOT III Cyril Talbot III Senior Vice President — Finance, Chief Financial Officer and Secretary

EXHIBIT A

CHARTER
OF THE AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS OF DJ ORTHOPEDICS, INC.
AS ADOPTED BY THE BOARD
ON NOVEMBER 6, 2001

ARTICLE I

AUTHORITY

     The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of dj Orthopedics, Inc. (the “Corporation”) is established pursuant to Section 3.10, Article III of the Corporation’s Amended Bylaws and Section 141(c) of the Delaware General Corporation Law. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

ARTICLE II

PURPOSE OF THE COMMITTEE

     The Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries.

     The Committee shall oversee the audit efforts of the Corporation’s independent accountants and Internal auditors, if any, and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation’s auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants, the internal auditors, if any, and the financial and senior management of the Corporation.

ARTICLE III

COMPOSITION OF THE COMMITTEE

          (a) Each member of the Committee shall be an “independent” director within the meaning of the New York Stock Exchange (“NYSE”) rules and, as such, shall be free from any relationship, which in the opinion of the Board, may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and as a member of the Committee. Notwithstanding the foregoing, as permitted by the rules of the NYSE, under exceptional and limited circumstances, one director who does not meet certain of the criteria for “independent director” may be appointed to the Committee if the Board determines in its business judgement that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation discloses in the next annual proxy statement, subsequent to the determination, the nature of such person’s relationship and the reasons for the Board’s determination. All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices. At least one member of the Committee shall have accounting or related financial management expertise, as such qualification may be determined in the business judgment of the Board. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

          (b) Annually and at such times as may be required by the rules of the NYSE, the Committee shall ensure that the Corporation provides the NYSE with written confirmation regarding:

(i) Any determination that the Board has made regarding the independence of the Committee members;

(ii) The financial literacy of the Committee members;

(iii) The determination that at least one of the Committee members has accounting or related financial management expertise;

(iv) The annual review and reassessment of the adequacy of the Committee’s charter; and

(v) Such other matters as may be required by the rules of the NYSE.

ARTICLE IV

MEETINGS OF THE COMMITTEE

     The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management, the head of the internal auditing department, if any, and the Corporation’s independent accountants in separate

2

executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. In addition, the Committee (or the Chairman) will meet or confer with the independent accountants and management quarterly to review the Corporation’s periodic financial statements prior to their filing with the Securities and Exchange Commission (“SEC”) if practical. The Chairman should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to the Committee’s activities and provide copies of such meetings and records to the Board.

ARTICLE V

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

     In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee should review and reassess annually the adequacy of the Committee’s charter. The charter must specify: (1) the scope of the Committee’s responsibilities and how it carries out those responsibilities, including structure, process and membership requirements, (2) the ultimate accountability of the Corporation’s independent auditors to the Board and the Committee, (3) the responsibility of the Committee and the Board for the selection, evaluation and, where appropriate, replacement of the Corporation’s independent auditors, and (4) that the Committee is responsible for ensuring that the Corporation’s independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation, consistent with Independence Standards Board Standard No. 1 (as it may be modified or supplemented), and that the Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action to oversee the independence of the independent auditors.

     While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

5.1 Selection and Evaluation of Auditors.

          (a) Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

          (b) Review and approve the Corporation’s independent auditor’s annual engagement letter, including the proposed fees contained therein;

          (c) Review the performance of the Corporation’s independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

3

          (d) Oversee the independence of the Corporation’s independent auditors by, among other things:

(i) requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation;

(ii) reviewing periodically with the independent auditors the requirements of Section 2-01 of Regulation S-X and Section 600 of Codification of Financial Reporting Policies of the SEC to determine whether there exists any relationship or arrangement which would cause the independent auditors to not be independent as required by the rules of the SEC; and

(iii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that my impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors’ independence; and

          (e) Instruct the Corporation’s independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection (subject to shareholder approval if determined by the Board), evaluation and termination of the Corporation’s independent auditors.

5.2 Oversight of Annual Audit and Quarterly Reviews.

          (a) Review and accept, if appropriate, the annual audit plan of the Corporation’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year;

          (b) Confirm through private discussions with the Corporation’s independent auditors and the Corporation’s management that no restrictions are being placed on the scope of the independent auditors’ work;

          (c) Review the results of the year-end audit of the Corporation, including (as applicable);

(i) the audit report, the published financial statements, the management representation letter, the “Memorandum Regarding Accounting Procedures and Internal Control” or similar memorandum prepared by the Corporation’s independent auditors, and other pertinent reports and management’s responses concerning such memoranda or reports;

(ii) consider the independent auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied to financial reporting;

(iii) the methods used to account for significant unusual transactions;

4

(iv) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

(v) management’s process for formulating sensitive accounting estimates and the reasonableness of these estimates;

(vi) significant recorded and unrecorded audit adjustments and the reasons therefor;

(vii) any disagreements and any other material accounting issues among management, the Corporation’s internal auditing department and the independent auditors; and

(viii) other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent auditors;

          (d) Review with management and the Corporation’s independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation’s financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body; and

          (e) Confirm that the Corporation’s interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation’s independent auditors.

5.3 Oversight of Financial Reporting Process and Internal Controls.

          (a) Discuss the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures with the Corporation’s independent auditors and management of the Corporation;

          (b) Discuss with management the Corporation’s operational and accounting internal controls, including controls and security of the computerized information systems, and consider whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

          (c) Review with management and the independent auditors any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control;

          (d) Receive periodic reports from the Corporation’s independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation; and

          (e) Discuss any significant changes to the Corporation’s accounting principles and any items required to be communicated by the independent auditors in accordance with

5

Statement of Auditing Standards 61 (as it may be modified or supplemented) as part of the independent auditors quarterly review. The Chairman of the Committee may represent the entire Audit Committee for purposes of this review.

5.4 Internal Audit Department.

          (a) Review the budget, plan, changes in plan ,activities, organizational structure, and qualifications of the internal audit department, if any, as needed;

          (b) Review the appointment, performance, and replacement of the senior internal audit executive, if any; and

          (c) Review significant reports prepared by the internal audit department, if any, together with management’s response and follow-up to these reports.

5.5 Other Matters.

          (a) Meet annually with the general counsel, if any, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

          (b) Prepare a report to be included in each annual proxy statement (or, if not previously provided during the fiscal year, any other proxy statement or consent statement relating to the election of directors) of the Corporation which states, among other things, whether:

(i) the Committee has reviewed and discussed with management the audited financial statements to be included in the Corporation’s Annual Report on Form 10-K;

(ii) the Committee has discussed with the Corporation’s independent auditors the matters that the auditors are required to discuss with the Committee by Statements on Auditing Standard No. 61 (as it may be modified or supplemented);

(iii) the Committee has received the written disclosures and the letter from the Corporation’s independent auditors required by Independence Standards Board Standard No. l, as may be modified or supplemented, and has discussed with the independent auditors their independence; and

(iv) based on the review and discussions described in subsections (i), (ii) and (iii) above, the Committee has recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC;

          (c) Include in the report referred to in Section 5.5(b) above a statement as to whether the Committee has considered whether the provision by the independent auditors of information technology services referred to in Section 2-01(c)(4)(ii) of Regulation S-X and other

6

non-audit services to the Corporation is compatible with maintaining the independent auditors independence;

          (d) Review the Corporation’s policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;

          (e) Review the Corporation’s program to monitor compliance with the Corporation’s Statement of Policy Concerning Trading Policies, Conflicts of Interest and Other Matters dated November 6, 2001 (the “Statement of Policy”), and meet periodically with the Corporation’s compliance officer to discuss compliance with the Statement of Policy;

          (f) Obtain from the independent auditors any information pursuant to Section 10A of the Securities Exchange Act of 1934, as amended;

          (g) Periodically perform self-assessment of Committee performance;

          (h) Review the Corporation’s financial and accounting personnel succession planning;

          (i) Annually review policies and procedures as well as audit results associated with directors’ and officers expense accounts and perquisites. Annually review a summary of director and officers’ related party transactions and potential conflicts of interest;

          (j) Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose; and

          (k) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

5.6 With respect to the duties and responsibilities listed above, the Committee should:

          (a) Report regularly to the Board on its activities, as appropriate;

          (b) Exercise reasonable diligence in gathering and considering all material information;

          (c) Understand and weigh alternative courses of action that may be available;

          (d) Focus on weighing the benefit versus harm to the Corporation and its stockholders when considering alternative recommendations or courses of action;

          (e) If the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent

7

counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

          (f) Provide management, the Corporation’s independent auditors and internal auditors, if any, with appropriate opportunities to meet privately with the Committee.

* * *

     While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to make the final determinations with respect to disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations and its Statement of Policy.

*****************

8

The Board of Directors recommends that stockholders vote FOR ALL directors and FOR Proposal 2.	Please mark your votes as indicated in this example

		FOR ALL	WITHHOLD FOR ALL
1.	Election of directors
Nominees:
01 Kirby L. Cramer, 02 Leslie H. Cross
		FOR	AGAINST	ABSTAIN
2.	Ratification of Ernst & Young LLP as independent auditors of DJ Orthopedics, Inc. and its subsidiaries.

I PLAN TO ATTEND THE ANNUAL MEETING

INSTRUCTION: To withhold authority to vote for any individual nominee or nominees, write the names on the space provided below.

Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the meeting. Returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.

Signature	Signature	Date
(Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

- FOLD AND DETACH HERE -

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/djo	OR	Telephone 1-800-435-6710	OR	Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY

DJ ORTHOPEDICS, INC.
2985 Scott St.
Vista, California 92083

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 13, 2002

     The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Charles T. Orsatti and Jack R. Blair or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock which the stockholder(s) would be entitled to vote on all matters which may come before the Annual Meeting of Stockholders to be held at the headquarters of DJ Orthopedics, Inc. located at 2985 Scott Street, Vista, California, at 10:00 a.m., Pacific Daylight time, on Thursday, June 13, 2002, or at any adjournment(s). The proxies shall vote subject to the directions indicated on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and at any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for director are: Kirby L. Cramer and Leslie H. Cross.

(To Be Signed on Reverse Side.)

- FOLD AND DETACH HERE -